Exhibit 2.01

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of July 31, 2007

Among

SUMITOMO CHEMICAL CO., LTD.,

ROSY FUTURE, INC.

and

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

i

AGREEMENT AND PLAN OF MERGER dated as of July 31, 2007 (this “Agreement”) among SUMITOMO CHEMICAL CO., LTD., a Japanese corporation (“Parent”), ROSY FUTURE, INC., a Delaware corporation (“Sub”), and a wholly owned subsidiary of Parent, and CAMBRIDGE DISPLAY TECHNOLOGY, INC., a Delaware corporation (the “Company”).

WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the “Merger”) of Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) not beneficially owned by Parent, Sub or the Company shall be converted into the right to receive the Merger Consideration (as defined in Section 2.01(c)) as provided herein;

WHEREAS simultaneously with the execution and delivery of this Agreement Parent and certain stockholders of the Company (the “Principal Company Stockholders”) are entering into several support agreements (the “Support Agreements” and, together with this Agreement, the “Transaction Agreements”) pursuant to which the Principal Company Stockholders will agree (on the terms and subject to the conditions therein set forth) to approve, and take other specified actions in furtherance of the Merger;

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) of the Merger.

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036 at 10:00 a.m. (New York City time) on the first business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03 Effective Time. Prior to the Closing, the Company shall prepare, and on the Closing Date or as soon as practicable thereafter the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to be the same as the certificate of incorporation of the Sub, except that the corporate name of the Company shall remain the corporate name of the Surviving Corporation, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The by-laws of Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06 Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub, or any subsidiary of any of the foregoing, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. (1) Subject to Sections 2.01(b) and 2.01(d), each issued share of Company Common Stock shall be converted into the right to receive $12.00 in cash.

(2) The cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to collectively as the “Merger Consideration”. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.02 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company (which shall be reasonably satisfactory to the Company) to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock. Sub shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Company Common Stock for Merger Consideration. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration.

(e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; provided, however; that Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require such owner of a lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.03 Warrants. The warrants issued in August 2000 have an adjusted per share exercise price greater than the per share Merger Consideration and will expire in accordance with their terms prior to the Effective Time. The warrants issued in December 2005 (together with the August 2000 warrants, the “Warrants”) have a per share exercise price equal to the per share Merger Consideration and will by their terms, upon exercise of such December 2005 warrants, confer upon their holders after the Effective Time the right to receive the aggregate amount of Merger Consideration payable with respect to the aggregate number of shares of Company Common Stock for which said December 2005 warrants are exercisable for immediately prior to the Effective Time. It is understood and agreed that the aggregate amount of Merger Consideration payable pursuant to the December 2005 warrants is $0.00.

Section 2.04 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of U.S. Federal, state, local or foreign tax Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub that except as set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the “Company Disclosure Letter”):

Section 3.01 Organization, Standing and Power. Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing (or as applicable in the appropriate jurisdiction) under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and is not expected to have a Company Material Adverse Effect (as defined in Section 9.03). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary except where the failure to be so qualified has not had and is not expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of its Second Amended and Restated Certificate of Incorporation, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

Section 3.02 Company Subsidiaries; Equity Interests. (a) The Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization or incorporation (as applicable). All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Letter, are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b) Except for its interests in the Company Subsidiaries and except for the ownership interests set forth in the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 3.03 Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 46,667 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on July 31, 2007, (i) 21,631,703 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) 272,846 shares of Company Common Stock were held by the Company in its treasury, and (iii) (A) 329,619 shares of Company Common Stock were subject to outstanding Company Employee Stock Options with an exercise price less than the per share Merger Consideration, (B) 1,776,662 shares of Company Common Stock were reserved for issuance in settlement of outstanding Company RSUs pursuant to the Company Stock Plans, (C) 256,959 shares of Company Common Stock were reserved for issuance pursuant to existing contractual commitments and (D) 992,387 shares of Company Common Stock were subject to the Warrants or to outstanding Company Employee Stock Options with an exercise price equal to or in excess of the per share Merger Consideration. Except as set forth in the Company Disclosure Letter, as of the close of business on July 26, 2007, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth above or in the Company Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

Section 3.04 Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement (the “Transactions”). The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the Transactions, (ii) determining that the terms of the Merger and the Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company’s stockholders adopt this Agreement and (iv) declaring that this Agreement is advisable. Such resolutions are sufficient to render inapplicable to Parent and Sub and this Agreement and the Transactions (i) the provisions of Section 203 of the DGCL and (ii) the provisions of Article IX of the Company Charter. To the Company’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction.

(c) The only vote of holders of any class or series of Company Common Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the “Company Stockholder Approval”). The affirmative vote of the holders of Company Common Stock, or any of them, is not necessary to consummate any Transaction other than the Merger.

Section 3.05 No Conflicts; Consents. (a) Except as set forth in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not expected to have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under (A) the

Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (B) Council Regulation (EC) No. 139/2004 of the European Community, as amended (the “EC Merger Regulation”) and any other relevant foreign antitrust authority, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”), and (B) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and such filings as may be required under applicable Environmental Laws, (v) such filings as may be required in connection with the Taxes described in Section 6.09, (vi) filings under any applicable state takeover Law (vii) compliance with applicable requirements of The NASDAQ Stock Market LLC, (viii) Consents, registrations, declarations filings or permits that the failure to obtain would not, either individually or in the aggregate, result in a Company Material Adverse Effect and (ix) such other items (A) that may be required under the applicable Law of any foreign country, (B) required solely by reason of the participation of Parent (as opposed to any third party) in the Transactions or (C) as are set forth in the Company Disclosure Letter.

Section 3.06 SEC Documents; Undisclosed Liabilities. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since December 31, 2004 (the “Company SEC Documents”).

(b) As of its respective date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, at the time of such filings, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). The unaudited consolidated statements of the Company on Form 10-Q included in the Company SEC documents have been prepared in accordance with the requirements of Regulation S-X of the SEC and, on that basis, fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended.

(c) Except as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or in the Company Disclosure Letter and except for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2007 or in connection with this Agreement and the Transactions, neither the Company nor any Company Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

(d) With respect to each Company SEC Document that is a report on Form 10-K or 10-Q or an amendment thereto and except to the extent the failure of any of the following to be true is not expected to result in a Company Material Adverse Effect:

(1) the chief executive officer and chief financial officer of the Company (the “Certifying Officers”) at the time of the filing of such Company SEC Document reviewed such report or amendment prior to its filing with the SEC;

(2) based on the knowledge of the Certifying Officers, such report or amendment does not contain any untrue statement of any material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such report or amendment;

(3) based on the knowledge of the Certifying Officers, the financial statements, and other financial information included in such report or amendment, fairly present in all material respect the financial condition, result of operations and cash flows of the Company as of, and for, the periods presented in such report or amendment;

(4) the Certifying Officers are responsible for establishing and maintaining disclosure controls and procedures (as such terms are defined in Rule 13a-14(c) under the Exchange Act) for the Company and have: (i) designed such disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to them by others within those entities, particularly during the period in which such report or amendment was being prepared; (ii) evaluated the effectiveness of the Company’s disclosure controls and procedures as of a date within 90 days prior to the filing date of such report or amendment; and (iii) presented in such report or amendment their conclusions about the effectiveness of the Company’s disclosure controls and procedures;

(5) the Certifying Officers have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company

Board: (i) all significant deficiencies in the design or operation of internal controls which could adversely affected the Company’s ability to record, process, summarize and report financial date and have identified to the Company’s auditors any material weaknesses in the Company’s internal controls; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;

(6) the Certifying Officers have indicated in such report or amendment any significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their most recent evaluation, including any corrective action with respect to significant deficiencies and material weaknesses; and

(7) the Company Disclosure Letter summarizes all matters disclosed by the Certifying Officers in accordance with clause (5) above.

(e) None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Section 3.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub in writing for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

Section 3.08 Absence of Certain Changes or Events. From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, except as set forth in the Company Disclosure Letter, the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice, and during such period there has not been:

(i) any event, change, effect or development that, individually or in the aggregate, has had or is expected to have a Company Material Adverse Effect;

(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock;

(iii) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;

(iv) (A) any granting by the Company or any Company Subsidiary to any director or executive officer, officer or employee of the Company or any Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any Company Subsidiary to any such director or executive officer, officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director or executive officer, officer or employee;

(v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required (a) by GAAP, including as may be required by the Financial Accounting Standards Board or any similar organization or (b) by applicable Law, including Regulation S-X under the Securities Act; or

(vi) any material elections with respect to Taxes by the Company or any Company Subsidiary, any change in Tax accounting methods, any amended Tax Returns filings, any consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment, or any settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

Section 3.09 Taxes. (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects and have been prepared in compliance with all applicable Laws. All Taxes shown to be due on such Tax Returns, or otherwise owed (whether or not shown on any Tax Return), have been timely paid.

(b) The unpaid Taxes of the Company and the Company Subsidiaries (i) did not exceed any payable or liability for Taxes plus any reserve for Tax liability (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) in each case as set forth on the face of the most recent financial statements contained in the Filed Company SEC Documents (rather than any notes thereto) and (ii) do and will not exceed any such payable or liability for Taxes plus any such reserve as adjusted for the passage of time from the most recent financial statements contained in the Filed Company SEC Documents through the date hereof and the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns.

(c) Except as set forth in the Company Disclosure Letter, there are no investigations, audits, actions or proceedings currently pending or, to the knowledge of the Company or the Company Subsidiaries, threatened against the Company or the Company Subsidiaries by any Governmental Entity for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against the Company or the Company Subsidiaries, and there are no matters under discussion, audit or appeal between the Company or the Company Subsidiaries with any Governmental Entity with respect to the assessment or collection of Taxes. Neither the chief executive officer nor chief financial officer of the Company or any Company Subsidiary expects any Governmental Entity to assess any additional Taxes for any period for which Tax Returns have been filed, except as otherwise specifically provided in the Filed Company SEC Documents. Any unpaid Taxes that have been claimed or imposed as a result of any examination of any Tax Return of the Company or the Company Subsidiaries by any Governmental Entity have been paid in full or are being contested in good faith and are fully described in the Company Disclosure Letter. Set forth in the Company Disclosure Letter is a list of the most recent examinations and audits by Governmental Entities for each Tax for which the Company or any Company Subsidiary has been audited since December 31, 2004. The Company has made available to Parent true and complete copies of the final reports and notices of assessment of the relevant Governmental Entity for each such examination or audit showing the adjustments proposed and the basis asserted therefor. The Company has made available to Parent true and complete copies of the Tax Returns for income Taxes filed on behalf of the Company and each Company Subsidiary since December 31, 2004.

(d) None of the Company or any Company Subsidiary has agreed to make any material adjustment under Code Section 481(a) (or, to the Company’s knowledge, any analogous provision of Law) by reason of a change in accounting method or otherwise. No power of attorney has been granted by or with respect to the Company or any Company Subsidiary with respect to any matter relating to Taxes. None of the Company or any Company Subsidiary has participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1). Each of the Company and the Company Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Code Section 6662. None of the Company or any Company Subsidiary has been a party to any transaction to which Code Section 355 applied. None of the Company or any Company Subsidiary has received any claim from any Governmental Entity in a jurisdiction in which the Company or any Company Subsidiary has not filed Tax Returns that it may be subject to taxation by that jurisdiction. No adjustment relating to the timing of income, deductions, losses or credits of the Company or any Company Subsidiary has been made in writing by any Governmental Entity in any completed audit or examination which, by application of the result of such adjustment, could reasonably be expected to result in a material Tax liability for any subsequent period. None of the Company or any Company Subsidiary is subject to any action or proceeding of a Governmental Entity imposing on the Company or any Company Subsidiary any obligations or liabilities with respect to another person’s Taxes.

(e) The Company and each Company Subsidiary has withheld or deducted all Taxes or other amounts from payments to employees or other persons required to be so withheld or deducted, and has timely paid over such Taxes or other amounts to the appropriate Governmental Entity to the extent due and payable.

(f) Except as set forth in the Company Disclosure Letter, none of the Company or any Company Subsidiary has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which it is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which it is or may be liable; (iii) it is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Government Entity may assess or collect Taxes for which it is or may be liable. Except as set forth in the Company Disclosure Letter, none of the Company nor any Company Subsidiary has entered into any agreement with, or provided any undertaking to, any person, and no circumstances exist by reason of which the Company or any Company Subsidiary has assumed liability for the payment of Taxes owing by another person, or has or may be liable for another person’s Taxes, whether pursuant to a tax allocation or tax sharing agreement, as a transferee or successor, by contract, or otherwise. None of the Company nor any of the Company Subsidiaries has been included in any “consolidated,” “unitary”, “combined” or similar Tax Return under Federal, state, local or foreign Tax Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than with respect to a group of which the Company and/or the Company Subsidiaries are the only members). None of the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). No Company Subsidiary organized outside of the United States has conducted activities in the United States that would give rise to a taxable presence in the United States.

(g) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

(h) For purposes of this Agreement:

“Tax” or “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

Section 3.10 Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, except as set forth in the Company Disclosure Letter, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, “Company Benefit Plans”). Except as disclosed in the Company Disclosure Letter, as of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Company or any Company

Subsidiary and any current or former employee, executive officer or director of the Company or any Company Subsidiary (collectively, the “Company Benefit Agreements”), nor does the Company or any Company Subsidiary have any general severance plan or policy.

Section 3.11 Employee Benefits; Excess Parachute Payments. (a) The Company Disclosure Letter contains a list of all employee pension benefit plans, employee welfare benefit plans and all other Company Benefit Plans and Company Benefit Agreements maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, consultants, officers or directors of the Company or any Company Subsidiary in the United States. Each Company Benefit Plan and each Company Benefit Agreement has been administered and maintained in all material respects in accordance with its terms and applicable Law. The Company outsources management and administration of the Company 401(k) Plan to Plan Design Consultants Inc. and outsources management and administration of all other U.S. Company Benefit Plans to ABD Employee Benefits (the “US Administrators”). To the Company’s knowledge, the US Administrators have administered such U.S. Company Benefit Plans and the Company 401(k) Plan in material compliance with applicable Law.

(b) Except as set forth in the Company Disclosure Letter, neither the execution and delivery by the company of this Agreement nor the consummation of the Merger and the Transactions will result in any “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) to any employee, officer or director of the Company or any of its affiliates.

(c) Except as disclosed in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and the Transactions and compliance with the terms hereof and thereof will not, (i) entitle any employee, officer or director of the Company or any Company Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

(d) There are no pending, or to the Company’s knowledge, threatened claims or litigation relating to the Company Benefit Plans and Company Benefit Agreements (other than routine claims for benefits).

Section 3.12 UK Pension and Life Assurance.

(a) UK Pension Arrangements

(i) The Company Disclosure Letter lists and the information provided to Parent contains details of all Pension Schemes established or entered into by Cambridge Display Technology Limited (“CDT Ltd”) in the UK or to which they contribute (“the Disclosed Schemes”) and such details are accurate in all material respects.

For this purpose “Pension Scheme” means a scheme, undertaking, agreement or other arrangement, whether written or verbal, for the provisions of immediate or future benefits to or in respect of employees and/or former employees of CDT Ltd on retirement or death.

(ii) Apart from the Disclosed Schemes, CDT Ltd:

(1) has no obligation to contribute towards any Pension Scheme; and

(2) has not given any undertaking or assurance that it will set up establish or contribute to any Pension Scheme.

(iii) There are no outstanding contributions, costs and expenses payable by CDT Ltd to or in respect of the Pension Scheme for the period up to Closing which are past due.

(b) UK Life Assurance

In connection with the UK Life Assurance Scheme established by CDT Ltd (the “LA Scheme”):

(i) all benefits payable under the LA Scheme are fully insured under a policy with Scottish Equitable;

(ii) no member has been refused insurance or had insurance cover or any benefit restricted or made subject to payment of additional premiums;

(iii) CDT Ltd has made available to Parent the current trust deeds and rules governing and relevant policy documentation for the LA Scheme; and

(iv) no insurance premiums payable in the period up to Closing are past due.

(c) To the Company’s knowledge, no claim has been made or threatened against CDT Ltd or to the Pensions Ombudsman in connection with any Pension Scheme, nor are there any circumstances which may give rise to any such claim.

Section 3.13 UK Employment Matters.

(a) The Company Disclosure Letter contains complete and accurate details of the following matters in relation to each director, employee, agent, worker and consultant of CDT Ltd (collectively, the “Staff”):

(i) name, job title, length of service (including any deemed to be continuous with previous employers), remuneration, notice entitlement and any entitlement (whether legally binding or not) to pension, pension contributions, life assurance, permanent health insurance and any other material terms or benefits not mentioned below;

(ii) entitlement (whether legally binding or not) to any bonus, commission, or profit sharing scheme;

(iii) any current entitlement to receive payments under any disability, permanent health or similar insurance scheme or any circumstances known to CDT Ltd which may give rise to such an entitlement;

(iv) any amounts owing between him and CDT Ltd (other than remuneration and pension contributions accrued due in respect of the current month and travel and other business-related expenses incurred in the ordinary course of business); and

(v) any entitlement to damages (whether for breach of contract or otherwise) or compensation for loss of office or employment or any other liability of CDT Ltd known to the Company as arising from his employment or engagement or the termination of his employment or engagement, or any circumstances known to the Company which could give rise to any such liability.

(b) In relation to former Staff, the Company Disclosure Letter contains complete and accurate details of the matters referred to in Sections 3.13(a)(ii) to 3.13(a)(v) (together with details of the name and date of ceasing to be a member of Staff).

(c) CDT Ltd is not under any obligation (whether legally binding or not) to make and has not made any announcement or proposal to alter any of the terms of employment or engagement of the Staff.

(d) No member of Staff has given or is under notice of resignation, dismissal or termination or under formal threat of dismissal or termination whether written or oral.

(e) There are no information and consultation procedures or similar agreements, arrangements or understandings applicable to collectively informing and consulting with Staff or employee representatives of Staff or any section of the Staff in relation to redundancies, business transfers and other decisions affecting Staff and CDT Ltd’s activities in force, proposed or requested.

(f) CDT Ltd is not subject to any enquiry or investigation by the Equal Opportunities Commission, the Disability Rights Commission, the Commission for Racial Equality or the Information Commissioner which has been notified to them and there are no circumstances known to CDT Ltd which could give rise to any such enquiry or investigation.

(g) CDT Ltd has not since December 31, 2004:

(i) given notice of any redundancies to the relevant Secretary of State or failed to comply with any obligation to do so; or

(ii) been a party to any “relevant transfer” (as defined in TUPE) or agreement for a relevant transfer.

(h) CDT Ltd is not subject to any plan, scheme, commitment, custom or practice relating to redundancy (whether legally binding or not) affecting any Staff which imposes greater obligations than UK statutory redundancy provisions, other than obligations in relation to contractual notice periods as set out in individual employment agreements.

(i) Each of the Staff who is subject to immigration control has been granted leave to remain in the United Kingdom and has a work permit issued in relation to his employment with CDT Ltd which is valid for at least two years following Closing, and the Company is not aware of any circumstances which might cause any such leave to remain or work permit to be curtailed or any of the Staff to be required to leave the United Kingdom.

(j) The Company maintains in the ordinary course and has made available to Parent, and attached to the Company Disclosure Letter a list of, all current health and safety policy statements, health and safety reports, assessments from the period January 1, 2007 to June 30, 2007, audits, records of accidents and reportable diseases, notifications, certificates and records required by law, together with any correspondence in the period from December 31, 2004 to the date of this Agreement between CDT Ltd and any relevant health and safety enforcement body (including but not limited to the Health and Safety Executive and the relevant local authority).

(k) No investigations known to the Company are currently taking place or have taken place in the period from December 31, 2004 to the date of this Agreement in respect of accidents, injuries, illness, disease or any other harm to the health and safety of the Staff or contractors of CDT Ltd and there are no circumstances known to CDT Ltd which may lead to any such investigation.

(l) CDT Ltd takes and has taken all appropriate precautions to ensure that the Staff have a working environment and working practices (whether or not its premises) which are not injurious to their health and safety.

Section 3.14 UK Share Incentives.

(a) All awards under each Company Benefit Plan granted to participants resident in the UK (the “UK Participants”) have at all times been granted and administered in accordance with the terms of the relevant Company Benefit Plan and all appropriate UK income tax and National Insurance Contributions (the “NIC”) has been properly deducted and accounted for to Her Majesty’s Revenue & Customs (the “HMRC”) under UK legislation.

(b) Where a UK participant of a Company Benefit Plan has agreed to pay the NIC otherwise payable by his employer, there is in existence a proper agreement executed by the participant which is acceptable to HMRC for the purpose of permitting the participant to settle the employer’s NIC.

(c) In respect of awards under each Company Benefit Plan which benefit from advantageous tax treatment under UK legislation, other than the Transactions, no action has been taken by the Company or any Company Subsidiary which may prejudice such advantageous tax treatment.

(d) Except as set forth in the Company Disclosure Letter, no discretion has been exercised which has permitted or will permit a UK participant of a Company Benefit Plan to retain, receive or exercise an award under a Company Benefit Plan in circumstances where such award would not have been, or will not be, retained, received or exercised.

Section 3.15 Litigation. Except as disclosed in the Company Disclosure Letter, there is no litigation, arbitration, administrative or criminal suit, action or proceeding pending (in respect of which the Company or any Company Subsidiary has been served, otherwise given notice of or has knowledge of such proceeding) or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, has had or is expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or is expected to have a Company Material Adverse Effect.

Section 3.16 Compliance with Applicable Laws. Except as disclosed in the Company Disclosure Letter, or as would not, individually or in the aggregate, have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment and (b) neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. This Section 3.16 does not relate to matters with respect to Taxes, which are the subject of Section 3.09.

Section 3.17 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Cowen and Company, LLC (“Cowen”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the Transactions based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with the Merger and the Transactions (including the fees of Cowen and the fees of the Company’s legal counsel) are set forth in the Company Disclosure Letter. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Cowen relating to the Merger and the Transactions.

Section 3.18 Opinion of Financial Advisor. The Company has received the opinion of Cowen, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters set forth in such opinion, the consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view. The Company will provide Parent with a signed copy of such opinion for informational purposes promptly following receipt thereof by the Company.

Section 3.19 Environmental Matters. (a) Except as set forth in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has (x) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any property currently or previously owned, operated or leased by the Company or any Company Subsidiary or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (y) any knowledge of the presence of any Hazardous Substances on, under or at any property currently or previously owned, operated or leased by the Company or any Company Subsidiary or any other property, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, or (z) received any written notice (A) of any violation or alleged violation of any statute, Law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating in any way to pollution, protection of the environment, environmental regulation or control, natural resource damage, human health or safety or Hazardous Substances (collectively, “Environmental Laws”), (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or alleged violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any property currently or previously owned, operated or leased by the Company or any Company Subsidiary or any other properties or (D) demanding payment for response to or remediation of Hazardous Substances at or arising from any property currently or previously owned, operated or leased by the Company or any Company Subsidiary or from the operations of the Company or any Company Subsidiary, except in each case for the notices set forth in the Company Disclosure Letter. For purposes of this Agreement, the term “Hazardous Substance” shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable, explosive or radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” under any Environmental Law.

(b) Except as set forth in the Company Disclosure Letter, no Environmental Law imposes any obligation upon the Company or any Company Subsidiary arising out of or as a condition to any Transaction, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of the Company’s or any Company Subsidiary’s properties under any Environmental Law.

Section 3.20 UK Environmental Matters.

(a) CDT Ltd and its directors, officers and employees have at all times complied in all material respects with all relevant Environmental Law.

(b) CDT Ltd has no knowledge of any facts or any circumstances which could give rise to a breach of or liability under any Environmental Law or Environmental Consent.

(c) All necessary Environmental Consents have been obtained in the name of CDT Ltd and such Environmental Consents are in full force and effect and are not subject to onerous conditions.

(d) CDT Ltd has not received written notice of, and does not otherwise have knowledge of, any investigation, civil action, claim, regulatory enforcement action, proceeding or liability (whether actual or potential) in respect of any Environmental Law or Environmental Matter or any Environmental Consent for which it is or may be liable, nor does CDT Ltd have knowledge of any circumstances that may give rise to any such investigation, action, claim, proceeding or liability, except for any such investigation, action, claim proceeding or liability that has not had and is not expected to have a Company Material Adverse Effect.

(e) To the Company’s knowledge. the assets of CDT Ltd (including all properties currently or formerly owned or occupied by CDT Ltd) are not, and have not been, subject to pollution or contamination by any Relevant Substance and have not been subject to the deposit of waste, or any mining or quarrying operation.

(f) For purposes of this Section 3.20:

(i) “Environment” means ecological systems, living organisms (including humans) and the following media (whether alone or in combination):

(A) air (including air within buildings);

(B) water (including water under or within land or in pipe or sewerage systems); and

(C) land and soil (including buildings and structures thereon).

(ii) “Environmental Consent” means any agreement, permit, license, authorization, consent or approval required by any Environmental Law for CDT Ltd to carry on its business as it is presently carried on.

(iii) “Environmental Law” means all applicable laws (including all or any of common law, statute, rule, regulation, treaty, directive, direction, decision of the court, by-law, code of practice, circular, guidance note, statutory guidance, order, notice, demand or official guideline of any governmental authority or agency or any regulatory body) in force at any time up to and including the date of this Agreement in any relevant jurisdiction (including the European Union) relating to Environmental Matters or the Environment.

(iv) “Environmental Matters” means the following: waste (including packaging waste); contaminated land; discharges to land, ground, surface and coastal waters and sewers; abstraction of water; extraction of natural resources; emissions to air; noise, vibration and light; Relevant Substances; common law nuisance, trespass and negligence; statutory nuisance; radiation, radioactive substances and materials; and conservation or protection of species, habitats, biodiversity, flora and fauna.

(v) “Relevant Substance” means any substance (in whatsoever form) which is subject to regulatory control as being hazardous or dangerous or is capable of causing harm or damage to the Environment.

Section 3.21 Intellectual Property Rights.

(a) The Company Disclosure Letter sets forth, for the Company Owned Intellectual Property, a complete and accurate list of all Patents, all currently used Trademarks,

and all currently used domain name registrations, indicating for each, the applicable jurisdiction, registration number (or application number) and the date issued (or date filed).

(b) Except where the respective Intellectual Property is not material to the conduct of the business of the Company or the Company Subsidiaries, the Company Disclosure Letter sets forth, for the Jointly Owned Intellectual Property, a complete and accurate list of all Patents and all currently used Trademarks that were jointly developed by the Company, or the Company Subsidiaries, and any person(s), indicating for each as applicable, the joint owner, the applicable jurisdiction, registration number (or application number) and the date issued (or date filed). The Company Disclosure Letter sets forth a complete and accurate list of all Contracts pursuant to which all other material Jointly Owned Intellectual Property was developed (the “Joint Development Agreements”).

(c) Except for the Third Party Software Licenses (as defined below) and except where the respective Intellectual Property is not material to the conduct of the business of the Company or the Company Subsidiaries, the Company Disclosure Letter sets forth a complete and accurate list of any and all Contracts pursuant to which the Company or any Company Subsidiary have been granted or otherwise receive any right to use, exercise or practice any right under any Intellectual Property other than Jointly Owned Intellectual Property (the “Third Party Intellectual Property Licenses”). The Company and/or any Company Subsidiary, as applicable, are in material compliance (or are within a period to cure any material non-compliance) with the terms and conditions of all Third Party Intellectual Property Licenses. No royalties, payments or other fees under the Third Party Intellectual Property Licenses are past due and owing by the Company or any Company Subsidiary by more than 30 days.

(d) Except where the respective Intellectual Property is not material to the conduct of the business of the Company or the Company Subsidiaries, the Company Owned Intellectual Property, the Jointly Owned Intellectual Property and the Third Party Intellectual Property constitute all of the Intellectual Property used in or necessary for the business of the Company or any Company Subsidiary as currently conducted. Notwithstanding the foregoing, for the avoidance of doubt, nothing in this subsection (d) amounts to a warranty, nor shall be deemed to amount to a warranty, that the Company or any Company Subsidiary has sufficient rights in Intellectual Property in order that the Company or any Company Subsidiary, or any person deriving title under them, may develop, make, manufacture, sell, distribute, and use OLED devices. The Company and the Company Subsidiaries: (i) solely and exclusively own, free and clear of all Liens except Permitted Liens, all Company Owned Intellectual Property; (ii) jointly own, free and clear of all Liens except Permitted Liens, all Jointly Owned Intellectual Property and (iii) have valid, enforceable and transferable (without restriction or limitation) rights to use (in good faith reliance on representation and warranties from the respective licensor), including the right to distribute, all the Third Party Intellectual Property (save where such distribution is prohibited by confidentiality provisions or prohibited or restricted by the terms of the relevant contract under which such Third Party Intellectual Property was licensed to the Company and/or a Company Subsidiary). The Company and each Company Subsidiary have taken all commercially reasonable steps to protect the Company Owned Intellectual Property, including all commercially reasonable steps to protect the Company Owned Intellectual Property from infringement. To the Company’s knowledge, all commercially reasonable steps have been taken to protect the Jointly Owned Intellectual Property, including all commercially reasonable steps to protect the Jointly Owned Intellectual Property from infringement. Except as set forth in the Company Disclosure Letter, no person has formally challenged, or to the Company’s knowledge, informally challenged in writing (except for (a) comments made by examiners during the examination process, (b) third party observations made in respect of Patents, which have been submitted to the relevant patent office and (c) oppositions to Patents which have been withdrawn or resolved), the ownership, use, validity or enforceability of any of the Company Owned Intellectual Property, and to the Company’s knowledge, the Jointly Owned Intellectual Property.

(e) To the Company’s knowledge, except as set forth in the Company Disclosure Letter, the Owned Intellectual Property does not, the Company’s and the Company Subsidiaries’ use or exploitation of the Owned Intellectual Property does not, the Company’s and the Company Subsidiaries’ use or exploitation of the Third Party Intellectual Property does not, and the conduct of the business of the Company and the Company Subsidiaries as currently conducted and as it is intended to be conducted does not infringe upon, misappropriate, dilute or violate any Intellectual Property rights of any person. Except for (a) comments made by examiners during the examination process, (b) third party observations made in respect of Patents, which have been submitted to the relevant patent office and (c) oppositions to Patents which have been withdrawn or resolved, no person has formally given notice to the Company or the Company Subsidiaries in writing, that either: 1) the Owned Intellectual Property, the Third Party Intellectual Property or the conduct of the Company’s or any Company Subsidiary’s business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any person or 2) that the Company or any Company Subsidiary requires a license to any person’s Intellectual Property.

(f) Except as set forth in the Company Disclosure Letter, to the Company’s knowledge, no person is misappropriating, infringing, diluting, or violating any Owned Intellectual Property and, except as set forth in the Company Disclosure Letter, no such claims have been brought or threatened against any person by or on behalf of the Company, or any Company Subsidiary.

(g) The Company Disclosure Letter sets forth a complete and accurate list of any and all Contracts pursuant to which the Company or any Company Subsidiary grants a right in or authorizes use of any Owned Intellectual Property for purposes of commercialization (the “Outbound Intellectual Property Licenses”), indicating for each such Contract the title, the parties, and the royalty or payment obligations thereunder. The Company and each Company Subsidiary that are parties to, and to the Company’s knowledge, all other parties to, the Outbound Intellectual Property Licenses are in material compliance (or are within a period to cure any material non-compliance) with the terms and conditions included therein.

(h) Except where the respective Intellectual Property is not material to the conduct of the business of the Company or the Company Subsidiaries, the Company Disclosure Letter sets forth a complete and accurate list of any and all Contracts pursuant to which the Company or any Company Subsidiary grants a right in or authorizes use of any Third Party Intellectual Property to another person for purposes of commercialization (the “Outbound Intellectual Property Sublicenses”), indicating for each such Contract the title, the parties, and royalty or payment obligations thereunder. The Company and each Company Subsidiary, as applicable, have not breached any Contract with any person by granting such rights to or authorizing such use of the Third Party Intellectual Property except where such breach is due to the Company’s or the Company Subsidiary’s good faith reliance on representations and warranties from the licensor of such Third Party Intellectual Property. The Company and each Company Subsidiary that are parties to, and to the Company’s knowledge, all other parties to, the Outbound Intellectual Property Sublicenses are in material compliance (or within a period to cure any material non-compliance) with the terms and conditions included therein.

(i) The Company Disclosure Letter sets forth a complete and accurate list of any and all Outbound Intellectual Property Licenses and all Outbound Intellectual Property Sublicenses that include a grant of an exclusive license or other such exclusive right to any person. Neither the Company nor any Company Subsidiary has granted any other exclusive rights in any other Owned Intellectual Property to any person.

(j) The Company Disclosure Letter sets forth a complete and accurate list of any and all Outbound Intellectual Property Licenses and all Outbound Intellectual Property Sublicenses that include a “most favored nations” clause, a “most favored licensee” clause or similar clause purporting to grant a licensee terms at least as favorable as any other licensee. Neither the Company nor any Company Subsidiary is obligated by any other Contract to provide such terms to any licensee.

(k) Except as set forth in the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to a Contract that 1) includes a contractual obligation on the Company or Company Subsidiary compelling it to enforce or refrain from enforcing any right under any Company Owned Intellectual Property, 2) includes an express contractual obligation on any person compelling it to enforce or refrain from enforcing any right under any Intellectual Property against the Company or any Company Subsidiary or 3) settles any dispute with regard to any Intellectual Property.

(l) Except as set forth in the Company Disclosure Letter, none of the Patents or Trademarks listed in the Company Disclosure Letter are subject to any examination, maintenance, or annuity fees or any actions falling due within one hundred eighty (180) days after the Closing Date.

(m) The Company and the Company Subsidiaries have taken all commercially reasonable steps to obtain and preserve the Patents that are owned by the Company or the Company Subsidiaries and that are material to the conduct of the business of the Company and the Company Subsidiaries, including the payment of annuities or maintenance fees and the filing of all required documents. The Company and the Company Subsidiaries believe in good faith, that all such issued or granted Patents are valid and enforceable. Except as set forth in the Company Disclosure Letter, no such Patent is currently involved in any interference (where written notice of such interference has been given to the Company or any Company Subsidiary), reissue, re-examination or opposition proceeding (where written notice of such proceedings has been given to the Company or any Company Subsidiary) and no such action has been threatened in writing with respect to any such Patent. To the Company’s knowledge, there are no interfering Patents of any person as defined under 35 U.S.C. 135 of the United States Patent Code nor to the Company’s knowledge are there any current attempts to provoke any such interference.

(n) The Trademarks set forth in the Company Disclosure Letter have been in continuous use by the Company or one or more Company Subsidiary. Except as set forth in the Company Disclosure Letter and to the Company’s knowledge, there has been no prior use of any such Trademarks or other action taken by any person that would confer upon said person superior rights in such Trademarks. The Company has taken all commercially reasonable steps to protect the Trademarks against infringement and such Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications. The Company and the Company Subsidiaries believe, in good faith, that all such Trademarks are valid and enforceable. No such Trademark is currently involved in any opposition or cancellation proceeding and except as set forth in the Company Disclosure Letter, no such action has been threatened in writing with respect to any of the Trademarks or trademark registration applications in respect of the same. To the Company’s knowledge, there are no Trademarks which potentially conflict with those in use by the Company or one or more Company Subsidiary.

(o) The Copyrights that are owned by the Company or the Company Subsidiaries and that are material to the conduct of the business of the Company and the Company Subsidiaries relate to works of authorship (i) created by (A) employees of the Company or any Company Subsidiary within the scope of their employment and who have irrevocably assigned all of their rights (without limitation or reservation save for moral rights) to the Company or a Company Subsidiary pursuant to enforceable written agreements or (B) independent consultancy companies or contractors who have assigned all of their rights or have contractually committed to assign or procure the assignments of such rights (without limitation or reservation save for moral rights) to the Company or a Company Subsidiary pursuant to enforceable written agreements or (ii) acquired from the original author(s) or subsequent assignees. The works covered by Copyrights created by persons under (i)(A) and to the Company’s knowledge, the works covered by Copyrights created by persons under (i)(B) or (ii), were not copies of nor derived from any work for which the Company or a Company Subsidiary do not own or will not own the Copyrights, and to the Company’s knowledge no other person has any claim to authorship or ownership of any part thereof.

(p) The Company and the Company Subsidiaries have taken all commercially reasonable steps to protect the respective rights in confidential information and trade secrets material to the conduct of the business of the Company and the Company Subsidiaries (including with respect to any Owned Intellectual Property and any Third Party Owned Intellectual Property). Without limiting the foregoing, the Company and the Company Subsidiaries have implemented a policy of requiring each employee, consultant, contractor and potential business partner or investor with access to such confidential information and trade secrets to either (i) execute proprietary information and confidentiality agreements materially and substantially consistent with the Company’s and the Company Subsidiaries standard forms thereof (current copies of which have been delivered or made available to Parent) or (ii) execute an enforceable Contract that contains confidentiality obligations that are no less onerous than those set out in the Company’s standard form confidentiality agreement. Except as set forth in the Company

Disclosure Letter and except under valid and binding confidentiality obligations that comply with the immediately preceding sentence, there has been no material disclosure, by the Company or the Company Subsidiaries, of any confidential information or trade secrets used in connection with the conduct of the business of the Company and the Company Subsidiaries.

(q) The Company and the Company Subsidiaries have valid registrations for each of the domain names set forth in the Company Disclosure Letter and to the Company’s knowledge, there are no other domain names material to the conduct of the business by the Company and the Company Subsidiaries. The registration of each such domain name in favor of the Company, or any Company Subsidiary, as applicable, is free and clear of all Liens except Permitted Liens and is in full force and effect and in full compliance with all applicable domain name registration requirements except as would not be material to the conduct of the business of the Company or the Company Subsidiaries. Neither the Company, nor any Company Subsidiary have received written notice of any claim asserted against the Company or any Company Subsidiary adverse to its rights to such domain names.

(r) The Company Disclosure Letter sets forth a complete and accurate list of commercial products incorporating all Software sold, licensed or distributed by the Company or any Company Subsidiary (the “Company Software Products”). The Company Disclosure Letter sets forth a complete and accurate list of all third party Software that is incorporated into, embedded into or distributed with, installed with, or otherwise utilized by any Company Software Products and all third party Software which, to the Company’s knowledge is necessary to build, install or embed such third party Software, indicating for each whether such Software has been modified by the Company (the “Third Party Embedded Software”). The Company Disclosure Letter sets forth a complete and accurate list of any and all Contracts pursuant to which the Company or any Company Subsidiary have been granted or otherwise receives any right to use or distribute any Software, including the Third Party Embedded Software and excluding any other Contracts for off-the-shelf software applications programs that have an acquisition price of less than $5,000 per unit, indicating for each such Contract the title, the parties, date executed, its term, whether or not it is exclusive and the type or nature of the Software provided thereunder (e.g. products, tools, utilities, modules, libraries, etc.) (the “Third Party Software Licenses”). The Company and/or any Company Subsidiary, as applicable, are in material compliance (or are within a period to cure any material non-compliance) with the terms and conditions of all Third Party Software Licenses. No royalties, payments or other fees under the Third Party Software Licenses are past due and owing by the Company or any Company Subsidiary by more than 30 days. For the avoidance of doubt, (i) in supplying lists of Software in compliance with this subsection (r) the Company shall supply a top level description of the relevant Software; and (ii) nothing in this subsection (r) shall impose an obligation upon the Company to supply details or lists of each program, item of related documentation, manual, code, file, computer related data, field and data definitions and relationships, specifications, model, program and system logic, interface, program module, routine, subroutine, algorithm, program architecture, design concept, system design, program structure, sequence and organization, screen display, report layout, or other software related material incorporated in Software that would otherwise be understood to be captured by such top level description.

(s) Except as set forth in the Company Disclosure Letter, all Software owned by the Company or any Company Subsidiary is free from any significant defect or programming or documentation error including bugs, logic errors or failures of the Software to operate in all material respects as described in the related documentation and conforms to the specifications thereof. Further, to the Company’s knowledge, all Software which is licensed from any other person and which is either 1) used by the Company or any Company Subsidiary or 2) is incorporated into Company Software Products is free from any significant defect or programming or documentation error including bugs, logic errors or failures of the Software to operate in all material respects as described in the related documentation and conforms to the specifications thereof. With respect to Software owned by the Company and the Company Subsidiaries and to any Software in the Company Software Products, such Software (in so far as it constitutes source code) can be compiled from the associated source code without undue burden.

(t) Except as set forth in the Company Disclosure Letter, to the Company’s knowledge, none of the Owned Intellectual Property are, in whole or in part, subject to the provision of any open source or other type of license agreement or distribution model that: (i) requires the distribution or making available of the source code for any Owned Intellectual Property, (ii) prohibits or limits the Company or a Company Subsidiary from charging a fee or receiving consideration in connection with sublicensing or distributing any Owned Intellectual Property, (iii) except as specifically permitted by Law, grants any right to any person (other than the Company or a Company Subsidiary) or otherwise allows any such person to decompile, disassemble or otherwise reverse-engineer any Owned Intellectual Property, or (iv) requires the licensing of any Owned Intellectual Property for the purpose of making derivative works (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). To the Company’s knowledge, none of the Owned Intellectual Property incorporate, embed or are distributed or installed with, any Software that is subject to a Limited License, nor does any Owned Intellectual Property constitute a derivative work of, dynamically link with or is otherwise designed to interact with any such Software.

(u) Except as set forth in the Company Disclosure Letter, no government funding, facilities of a university, college, other educational institution or research center, or funding from any person was used in the creation or development of the Owned Intellectual Property. Except as set forth in the Company Disclosure Letter, no current or former employee, or to the Company’s knowledge, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for any Government Entity, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property such that the Government Entity, university, college, or other educational institution would have an interest in the Owned Intellectual Property. Neither the Company nor any Company Subsidiary or any of their respective affiliates are party to any Contract with any Governmental Entity that grants to such Governmental Entity any right or license with respect to the Company Owned Intellectual Property.

(v) Neither the Company nor the Company Subsidiaries are obliged to license any Owned Intellectual Property to any person on “reasonable and non-discriminatory” terms as a result of the Company’s or the Company Subsidiary’s participation in any industry standards setting body or similar organization. The Company and the Company Subsidiaries have provided to Parent complete and accurate copies of all Contracts, policies and rules (other than where such Contracts, policies and rules are publicly available) to which the Company or the Company Subsidiaries is a party or by which the Company or a Company Subsidiary is bound relating to Intellectual Property of each standards body or similar organization identified in the Company Disclosure Letter.

(w) Except as set forth in the Company Disclosure Letter, none of the Owned Intellectual Property has been distributed to any person other than for valuable consideration (other than under the provisions of a non-disclosure agreement).

(x) For purposes of this Agreement:

(i) “Company Owned Intellectual Property” means all Intellectual Property in and to which the Company or a Company Subsidiary owns all right, title and interest and all Intellectual Property in and to which the Company or such Company Subsidiary has a right to receive all right, title and interest.

(ii) “Copyrights” means all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

(iii) “Intellectual Property” means all intellectual property, comprising of: (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, designs, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) technology (including know-how and show-how), manufacturing and production processes and techniques, methodologies, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (j) all rights under any license agreements and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (j) above; and (k) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

(iv) “Jointly Owned Intellectual Property” means all Intellectual Property in and to which the Company shares, with at least one person, all right, title and interest and all Intellectual Property in and to which the Company shares, with at least one person, a right to receive all right, title and interest.

(v) “Owned Intellectual Property” means the Company Owned Intellectual Property and the Jointly Owned Intellectual Property in and to which the Company owns all right, title and interest and all Intellectual Property in and to which the Company has a right to receive all right, title and interest.

(vi) “Patents” means all statutory invention registrations, patents, patent registrations, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

(vii) “Permitted Liens” means licenses or sublicenses granted by the Company or the Company Subsidiaries.

(viii) “Software” means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software.

(ix) “Third Party Intellectual Property” means the Intellectual Property covered by the Third Party Intellectual Property Licenses.

(x) “Trademarks” means all trademarks, service marks, trade dress, logos, distinguishing guises and indicia, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and territories of the United States of America, and the trademark offices of other nations throughout the world, all rights therein provided by multinational treaties or conventions, and any and all goodwill associated with each of the above.

Section 3.22 Material Contracts. (a) The Company has made available to Parent true and complete copies of the following (“Material Contracts”) to the extent still in force and effect as of the date of this Agreement:

(i) all Contracts (whether written or oral and whether express or implied) that are legally binding of the Company or any Company Subsidiary with customers of the Company involving payments to the Company or any Company Subsidiary in excess of (a) $250,000 during 2006, (b) anticipated to involve payments to the Company or any Company Subsidiary in excess of $250,000 in 2007 or (c) $500,000 in the aggregate over the term of such Contracts;

(ii) all Contracts of the Company or any Company Subsidiary with any vendor or supplier of the Company or any Company Subsidiary involving payments by or to the Company or the Company Subsidiaries in excess of (a) $250,000 during 2006, (b) $250,000 in anticipated payments in 2007, or (c) $500,000 in the aggregate over the term of such Contracts;

(iii) all Contracts of the Company or any Company Subsidiary that (x) contain most favored customer pricing provisions with any third party or (y) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any person or (z) that restrict the ability of the Company or any Company Subsidiary to compete in any business or area;

(iv) all Contracts of the Company or any Company Subsidiary with any affiliate, director or officer of the Company;

(v) all joint venture, partnership or other similar Contracts to which the Company or any Company Subsidiary is a party;

(vi) all Contracts relating to the borrowing of money or extension of credit (collectively, “Debt Obligations”) pursuant to which any material indebtedness of the Company or any Company Subsidiary is outstanding or may be incurred and all material guarantees of or by the Company or any Company Subsidiary of any Debt Obligations of any other person, other than standard form invoices relating to accounts payable of the Company or any Company Subsidiary or incurred in the ordinary course of business consistent with past practice since December 31, 2005; and

(vii) all Contracts, not otherwise described in the foregoing, which to the Company’s knowledge are material to the Company or any Company Subsidiary.

(b) Each Material Contract is in full force and effect (except for those Contracts that have expired in accordance with their terms and conditions) and constitutes a legal, valid and binding agreement of the Company or the Company Subsidiaries, as applicable, enforceable in accordance with its terms and conditions (subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law)), and except as disclosed in the Company Disclosure Letter, the Company or the Company Subsidiaries, as applicable, have performed in all material respects all of their obligations under, and are not in material violation or breach of or default under, any such Material Contract. To the knowledge of the Company, the other parties to any Material Contract have performed all of their obligations under, and are not in material violation or breach of or default under, any such Material Contract, and have not notified the Company of any intention to terminate such Material Contract or to require any amendment or waiver of the terms thereof as a condition of renewing or not terminating such Material Contract.

(c) Except as set forth in the Company Disclosure Letter, the execution of this Agreement and the consummation of the Transactions will not require the approval of, or consent to be received from, any party to any Material Contract in order for such Material Contract to remain in full force and effect after the consummation of the Merger.

(d) Except as set forth in the Company Disclosure Letter, no officer or director of the Company or any Company Subsidiary, and no “associate” (as defined in Rule 14a-1 under the Exchange Act) of any of them, has any interest in any Material Contract of, or other business arrangement with, the Company or any Company Subsidiary, or in any material property (including any real property and any material personal property, tangible or intangible), used in or pertaining to the business of the Company or any Company Subsidiary.

Section 3.23 Owned Real Property. None of the Company nor any Company Subsidiary owns any real property.

Section 3.24 Leased Real Property. The Company Disclosure Schedule contains a schedule of all properties leased by the Company or a Company Subsidiary (the “Leased Real Property”). Each lease relating to Leased Real Property (collectively, the “Leases”) is in full force and effect in accordance with its terms. Neither the Company nor any Company Subsidiary is in material default under any Lease and, to the knowledge of the Company, no other party to a Lease is in material default under any Lease.

Section 3.25 Insurance. All material physical assets of the Company and the Company Subsidiaries are covered by fire and other insurance against such risks and in such amounts as are reasonable for prudent owners of comparable assets, and true and complete copies of all such insurance policies have been delivered or made available to Parent. Neither the Company nor any Company Subsidiary is in default with respect to any of the provisions contained in any such policies of insurance or has failed to give any notice or pay any premium or present any claim under any such insurance policy, except for such defaults or failures that would not reasonably be expected to have a Company Material Adverse Effect. The Company has no knowledge of and neither the Company nor any Company Subsidiary has received written notice that any of such insurance policies will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy.

Section 3.26 Labor and Employment Matters. Except as set forth in the Company Disclosure Letter, there are no collective bargaining or other labor or trade union agreements to which the Company or any Company Subsidiary is a party or by which any of them is bound. To the knowledge of the Company, since December 31, 2004, neither the Company nor any of its subsidiaries have encountered any labor or trade union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. The Company is in compliance in all material respects with all applicable laws and regulations respecting employees and employment practices, independent contractor arrangements, terms and conditions of employment, workers’ compensation, wages, hours of work and occupational safety and health.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub, jointly and severally, represent and warrant to the Company that:

Section 4.01 Organization, Standing and Power. Each of Parent and Sub, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Parent or prevent or materially delay consummation of the Transactions (a “Parent Material Adverse Effect”).

Section 4.02 Sub. Since the date of its incorporation, Sub has not carried on any business or conducted any operations, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has adopted this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 4.04 No Conflicts; Consents. (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Merger and the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any material Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and such filings as may be required under applicable environmental Laws, (ii) such filings as may be required in connection with the taxes described in Section 6.09, (iii) filings under any applicable state takeover Law and (iv) such other items (A) that may be required under the applicable Law (other than antitrust or competition Law) of any foreign country, (B) required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions or (C) that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect

Section 4.05 Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement or any other document required to be filed by the Company with the SEC will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, or filed with the SEC, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.06 Brokers. No broker, investment banker, financial advisor or other person, other than Nikko Citigroup and its affiliates, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the Transactions based upon arrangements made by or on behalf of Parent.

Section 4.07 Capital Resources. Parent will have at Closing sufficient immediately available funds to consummate the Transactions and to pay all related fees and expenses.

Section 4.08 Interested Stockholder. None of Parent, Sub or any of their “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the DGCL.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business. (a) Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement or as agreed in writing by the parties from time to time, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent, such consent not to be unreasonably withheld, provided that if Parent should in any instance, refuse or fail to give such consent, then any consequences of such refusal or failure shall not form, in whole or in part, the basis of any attempt by Parent or Sub to claim that one or more conditions to Closing, specified in Article VII, has not been satisfied, and/or to attempt to terminate this Agreement in the manner provided in Article VIII:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Employee Stock Options or the settlement of Company RSUs outstanding on the date of this Agreement and in accordance with their present terms;

(iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(v) (A) grant to any employee, executive officer or director of the Company or any Company Subsidiary any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date hereof, (B) grant to any employee, executive officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date hereof, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, executive officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement, provided, that this subsection (v) shall not prohibit the Company or any Company Subsidiary from making employment offers in accordance with the Company’s 2007 Budget, or as otherwise disclosed, to new hires (including entering into agreements providing for compensation and benefits with respect to such offers) as set forth in the Company Disclosure Letter;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required (a) by GAAP, including as may be required by the Financial Accounting Standards Board or any similar organization or (b) by applicable law, including Regulation S-X under the Securities Act;

(vii) sell, lease (as lessor) or otherwise dispose of or subject to any Lien any material properties or material assets, other than in the ordinary course consistent with past practice;

(viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

(ix) make or agree to make any new capital expenditure or expenditures that are in excess of those described in the Company’s 2007 Capital Expenditure Plan made available to Parent (other than as set forth in the Company Disclosure Letter);

(x) make or change any material Tax election, change Tax accounting methods, file any amended Tax Returns, consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment, or settle or compromise any material Tax liability or refund (provided that the company shall not require Parent’s consent to pay material Tax liabilities in the ordinary course of business consistent with past practice as they become due, or as set forth in the Company Disclosure Letter);

(xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice or as set forth in the Company Disclosure Letter, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

(xii) enter into, grant, authorize or agree to any agreement that licenses Intellectual Property or allows the license of Intellectual Property to any person;

(xiii) notwithstanding the foregoing, take any action, that will materially decrease the Working Capital or the cash balance of the Company from their March 31,

2007 balances other than (A) in the ordinary course of business consistent with past practice, (B) any payments in connection with this Agreement and the Transactions and (C) any payments in connection with the TMA project not in excess of $5,000,000 in the aggregate, or

(xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Other Actions. Except as otherwise permitted by Section 5.02, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in any condition to the Merger set forth in Article VII, not being satisfied.

(c) Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event that has had or is expected to have a Company Material Adverse Effect. Parent shall promptly advise the Company orally and in writing of any change or event that has had or is expected to have a Parent Material Adverse Effect.

Section 5.02 No Solicitation. (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that, if the Company Stockholder Approval has not yet been obtained, the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by a majority of the members thereof, after consultation with outside legal counsel in response to a bona fide, written Company Takeover Proposal that is made by a person a majority of the members of the Company Board determine, in good faith, after consultation with its outside legal counsel and independent financial advisor, is reasonably capable of making a Superior Company Proposal and that a majority of the members of the Company Board determine, in good faith, after consultation with the Company’s independent financial advisor, is reasonably likely to result in a Superior Company Proposal that was not solicited by the Company and that did not otherwise result from a breach of this Section 5.02(a), and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement (provided that such information is contemporaneously provided to Parent) and (y) participate in discussions or negotiations with such person and its Representatives regarding any Company Takeover Proposal. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations existing on the date of this Agreement regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal.

(b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee, of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to the obtaining of the Company Stockholder Approval, the Company Board receives a Superior Company Proposal and as a result thereof a majority of the members of the Company Board determine in good faith, after consultation with outside counsel and receipt of advice therefrom, that it is necessary to do so in order to comply with their fiduciary obligations, the Company Board may withdraw or modify its approval or recommendation of the Merger and this Agreement.

(c) The Company shall promptly advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, and the identity of the person making any such Company Takeover Proposal or inquiry including any change to the material terms of any such Company Takeover Proposal or inquiry. The Company shall keep Parent fully informed of the status including any change to the material terms of any such Company Takeover Proposal or inquiry.

(d) For purposes of this Agreement:

“Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 15% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity interest in any voting securities of, or the assets of, the Company or any Company Subsidiary, in each case other than this Agreement, the Merger and the Transactions and other than any acquisition transaction permitted by Section 5.01.

“Superior Company Proposal” means any proposal made by a third party to acquire all the Company Common Stock or all, or substantially all, the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, (i) on terms which a majority of the members of the Company Board determines in good faith to be superior from a financial point of view to the holders of Company Common Stock than this Agreement, the Merger and the Transactions (after consultation with the Company’s independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Transactions) (ii) that is not subject to a financing condition, or if subject to a financing condition, shall have (A) delivered to the Company (and the Company shall have delivered to Parent) duly executed commitment letters from financial institutions of international reputation committing, subject to (and only to) customary terms and conditions expressly set forth therein, to provide debt and equity financing to such offeror, that, assuming the financings contemplated by such letters were consummated in accordance with their terms, the offeror would have sufficient funds to pay, when due, all obligations of the offeror pursuant to its offer and (B) confirmed in writing as of the determination of whether such offer constitutes a Superior Offer that (x) no amendment or modification of any of such commitment letters shall be contemplated by the offeror, (y) the respective commitments contained in the commitment letters have not been withdrawn or rescinded in any respect and (z) the offeror has no reason to believe that any of the conditions to the financings contemplated by such commitment letters will not be satisfied on a timely basis or that the financing contemplated by the commitment letters will not be made available on a timely basis and (iii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of Proxy Statement; Stockholders Meeting. (a) If the adoption of this Agreement by the Company’s stockholders is required by Law, the Company shall, contemporaneously with the public announcement of this Agreement on Form 8-K but in any event no later than four business days following the date hereof, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to any comments received from the SEC to their satisfaction.

(b) If the adoption of this Agreement by the Company’s stockholders is required by Law, the Company shall, as soon as practicable following the earlier of (i) notice by the SEC that they will not review the Proxy Statement or (ii) responding to any SEC comments to the Proxy Statement to their satisfaction; duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Merger.

(c) Parent shall cause all shares of Company Common Stock owned by Sub or any other subsidiary of Parent to be voted in favor of the adoption of this Agreement.

Section 6.02 Access to Information; Confidentiality. The Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party, (ii) such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by such party’s counsel, might reasonably result in antitrust difficulties for such party (or any of its affiliates) or (iii) any information which it reasonably believes it may not provide to Parent by reason of applicable Law. If any material is withheld by the Company pursuant to the proviso to the preceding sentence, the Company shall inform Parent as to the general nature of what is being withheld to the extent the provision of such information will not cause the Company (or any Company Subsidiary) to violate any agreement with a third party or any applicable Law. Without limiting the generality of the foregoing, the Company shall, within two business days of request therefor, provide Parent with access to the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and with access to any information to which a holder of Company Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated April 27, 2007 between the Company and Parent (the “Confidentiality Agreement”).

Section 6.03 Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including any proceeding in connection with Appraisal Shares or lawsuits and proceedings seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Merger and the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the Transactions. The Company shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in the obtaining of any employment agreements that Parent requests.

(b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.04 Stock Options. (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Company Employee Stock Options heretofore granted under any Company Stock Plan to provide that each Company Employee Stock Option outstanding (whether or not vested) shall be canceled in exchange for a cash payment (Parent shall cause such cash payment to be provided to the Company by Sub or Paying Agent) by the Company at the Effective Time of an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Employee Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Employee Stock Option shall not theretofore have been exercised.

(b) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Company RSUs heretofore granted under any Company Stock Plan to provide that each Company RSU outstanding (whether or not vested) shall be canceled in exchange for a cash payment (Parent shall cause such cash payment to be provided to the Company by Sub or Paying Agent) by the Company at the Effective Time of an amount equal to: (i) the Merger Consideration, multiplied by (ii) the number of shares of Company Common Stock for which such Company RSU shall not theretofore have been settled.

(c) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes (including any income tax and Employee or Employer’s National

Insurance Tax where such tax is the responsibility of the recipient) and shall be paid without interest. The Company shall use its best efforts to obtain all consents of the holders of the Company Employee Stock Options and Company RSUs as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent’s request, be withheld in respect of any Company Employee Stock Option or Company RSU until all necessary consents from the affected individual are obtained.

(d) The Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other Company Benefit Plan or Company Benefit Agreement providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Employee Stock Option or Company RSU or any participant in any Company Stock Plan or other Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

(e) In this Agreement:

“Company Employee Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan.

“Company RSU” means any restricted stock unit granted under any Company Stock Plan.

“Company Stock Plans” means the Company 2004 Stock Incentive Plan, the Company Special Bonus Plan and the Company 2000 Stock Incentive Plan.

Section 6.05 Benefit Plans. (a) For a period of two years after the Effective Time, Parent shall either (A) maintain or cause the Surviving Corporation (or in the case of a transfer of all or substantially all the assets and business of the Surviving Corporation, its successors and assigns) to maintain the Company Benefit Plans (other than plans providing for the issuance of Company Common Stock or based on the value of Company Common Stock) at the benefit levels in effect on the date of this Agreement or (B) provide or cause the Surviving Corporation (or, in such case, its successors or assigns) to provide benefits to employees (other than plans providing for the issuance of equity securities or based on the value of equity securities) of the Company and the Company Subsidiaries that, taken as a whole, are not materially less favorable in the aggregate on the date hereof to such employees. For the avoidance of doubt this Section 6.05 shall only apply to benefits that are available to the employees of the Company in general as opposed to benefits that are only available to particular individuals.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company’s employment, severance and termination agreements (including entitlement to pay in lieu of notice in the event of termination), plans and policies disclosed in the Company Disclosure Letter.

(c) With respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, maintained by Parent or any of its subsidiaries, for purposes, of determining eligibility to participate and vesting, service with the Company or any Company Subsidiary shall be treated as service with Parent or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which employees of the Company and the Company Subsidiaries (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) This Section 6.05 shall not create any rights to continued employment in favor of any Company employee.

Section 6.06 Indemnification. (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers, employees or fiduciaries of the Company and the Company Subsidiaries (the “Indemnified Persons”) as provided in their respective certificates of incorporation or by-laws or other indemnification agreements shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and survive the Merger and shall continue in full force and effect in accordance with their terms. Parent shall cause the Surviving Corporation to, for a period of six years after the Effective Time, cause to be maintained in effect in its charter or by-laws (or similar governing documents) provisions regarding the elimination of liability of directors, indemnification of officers, directors and employees that are no less advantageous to the Indemnified Persons as those currently contained in the Company’s certificate of incorporation and by-laws. Parent shall cause to be maintained for a period of not less than six years from the Effective Time the current directors’ and officers’ insurance and indemnification policies of the Company and the Company Subsidiaries to the extent that it provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”), so long as the premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (such 200% amount, the “Maximum Premium”). If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Parent shall use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $750,370.

(b) The obligations of Parent and the Surviving Corporation under this Section 6.06 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Person, or any other person entitled to the benefit of this Section 6.06 of this Agreement, as the case may be, to whom this Section 6.06 applies without the consent of the affected Indemnified Person or such other person, as the case may be. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.06.

(c) The provisions of this Section 6.06 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Person and each other person entitled to the benefit of Section 6.06 of this Agreement, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. It is the parties’ intention that indemnification be available hereunder in accordance with, and subject to the limitations of, this Section 6.06 for any losses arising out of a breach of any particular representation, warranty or covenant made to a party regardless of the claimant’s actual or constructive knowledge of such breach or such losses or of any effect relating to such breach or such losses.

Section 6.07 Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) The Company shall pay to Parent a fee of $11,245,112 if: (i) the Company terminates this Agreement pursuant to Section 8.01(e); (ii) Parent terminates this Agreement pursuant to Section 8.01(d)(i) or 8.01(d)(ii); or (iii) this Agreement is terminated pursuant to Section 8.01(c) or 8.01(d)(iii) and within one year of such termination the Company enters into a definitive agreement to consummate, or consummates, a Change of Control Transaction. Any fee due under this Section 6.07(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (iii) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such Change of Control Transaction).

(c) If this Agreement is terminated pursuant to Sections 8.01(c) or 8.01(d)(iii), the Company shall reimburse Parent and Sub for all their out-of-pocket expenses in the amount of $5,000,000 in connection with this Agreement, the Merger and the Transactions. $1,000,000 of such reimbursement shall be paid by wire transfer of same-day funds on the date of termination of this Agreement. The remaining balance of $4,000,000 plus simple interest on such outstanding balance at a rate of five (5) percent per annum shall be paid no later than fifteen months after such termination. In the event the Company is required to pay a fee pursuant to Section 6.07(b)(iii), any amounts paid pursuant to this paragraph (other than interest) shall serve as a credit against such fee payment.

(d) The Company shall reimburse Parent and Sub for all their expenses actually incurred not in excess of $8,000,000 (excluding any amount of expenses incurred after the termination of this Agreement arising out of contingent obligations to any financial advisor of Parent) for (i) professional services including accountants, counsel and financial advisors, (ii)

actual travel and travel related costs and (iii) costs and expenses associated with any management presentations and meetings, in connection with this Agreement, the Merger and the Transactions; if this Agreement is terminated pursuant to Sections 8.01(a), 8.01(b)(i) or 8.01(b)(iii), and, in each case, within one year of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Change of Control Transaction. Such reimbursement shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such Change of Control Transaction.

Section 6.08 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.09 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Merger or the Transactions shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 6.10 Stockholder Litigation. The Company shall give Parent the reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the Merger and the Transactions; provided, however, that no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. If required by Law, the Company shall have obtained the Company Stockholder Approval.

(b) No Injunctions or Restraints Litigation. There shall not be pending or threatened any suit, action or proceeding (in each case that has a reasonable likelihood of success) nor any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction (collectively, the “Restraints”) in effect (i) seeking to or making the Merger illegal or otherwise prohibiting or limiting the consummation of the Merger, in any way, including any limitations on the ownership or operation of the Company and limitations on the ability of Parent to acquire, hold or exercise full rights of ownership or (ii) seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole assuming the Merger and the Transactions have been given effect (other than the Sunnyside litigation). No law or regulation preventing the consummation of the Merger shall be in effect. Prior to asserting this condition, subject to Section 6.03, each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

Section 7.02 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), other than for such failures to be true and correct that, individually and in the aggregate, have not had and is not expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect. Except as disclosed in the Company Disclosure Letter, since the date of this Agreement there shall not have been a Company Material Adverse Effect or any change, circumstance, event or effect that is reasonably expected to have a Company Material Adverse Effect.

(d) Appraisal Shares. Appraisal Shares shall not represent more than ten (10) percent of the outstanding Company Common Stock. It is understood and agreed that no shares of Company Common Stock shall be considered Appraisal Shares pursuant to this paragraph if there is a final and nonappealable court decision that the fair value of such Appraisal Shares is equal to or less than $12.00 per share.

Section 7.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), other than for such failures to be true and correct that, individually and in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of Parent and Sub to such effect.

(b) Parent and Sub shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Parent and Sub by an executive officer of the Parent and Sub to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger is not consummated on or before March 31, 2008 (the “Outside Date”), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(iii) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;

(c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement);

(d) by Parent:

(i) if the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Parent or Sub, or proposes to withdraw or modify,(in each case, regardless whether or not such proposal is delivered pursuant to Section 8.05(b)) in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement or the Merger, fails to recommend to the Company’s stockholders that they give the Company Stockholder Approval or approves or recommends, or proposes to approve or recommend, any Company Takeover Proposal;

(ii) if the Company Board fails to reaffirm unconditionally its recommendation to the Company’s stockholders that they give the Company Stockholder Approval within five (5) business days of Parent’s written request to do so (which request may be made at any time that a Company Takeover Proposal is pending, which public reaffirmation must also include the unconditional rejection of such Company Takeover Proposal); or

(iii) if (A) the Company or any of its officers, directors, employees, representatives or agents takes any of the actions that are prohibited by Section 5.02 but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of Section 5.02(a) or (B) the Company gives Parent the notification contemplated by Section 8.05(b)(iii);

(e) by the Company in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein; or

(f) by the Company, if the Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent or Sub of such breach (provided that the Company is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement).

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.17, Section 4.06, the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

Section 8.03 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, (ii) no amendment shall be made to this Agreement after the Effective Time and (iii) except as provided above no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05 Procedure for Termination, Amendment, Extension or Waiver. (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

(b) The Company may terminate this Agreement pursuant to Section 8.01(e) only if (i) the Company Board has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal a majority of the directors of the Company shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duty under applicable Law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least ten business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised written proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and a majority of the directors of the Company has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance with Section 5.02, (vi) the Company concurrently pays the fee due under Section 6.07, (vii) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or earlier termination of this Agreement. This Section 9.01 shall not limit any covenant or agreement of the parties set forth in Article VI which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Sub, to

Sumitomo Chemical Co., Ltd.

27-1

Shinkawa 2-chome

Chuo-ku, Tokyo 104-8260, Japan

Attention: Toshiyuki Yoshino

Facsimile: 81 3 5543 5909

Email: yoshinot2@sc.sumitomo-chem.co.jp

with a copy to:

Pillsbury Winthrop Shaw Pittman

1540 Broadway

New York, NY 10036-4039

Attention: Donovan Burke

Facsimile: (212) 858-1000

Email: donovan.burke@pillsburylaw.com

and a copy to:

Pillsbury Winthrop Shaw Pittman

5F, Fuerte Kojimachi Building

7-25 Kojimachi 1-chome

Chiyoda-ku, Tokyo 102-0083, Japan

Attention: William Huss

Facsimile: 81 3 5226 7261

Email: william.huss@pillsburylaw.com

(b)	if to the Company, to

Cambridge Display Technology, Inc.

c/o Cambridge Display Technology Limited

Building 2020

Cambourne Business Park

Cambridgeshire

CB23 6DW

United Kingdom

Attention: Hilary Charles

Facsimile: 44 (0) 1954 713620

Email: hcharles@cdtltd.co.uk

with a copy to:

Cadwalader, Wickersham & Taft LLP

265 Strand

London WC2R 1BH

Attention: Richard Nevins

Facsimile: 44 (0) 2071 708600

Email: richard.nevins@cwt-uk.com

Section 9.03 Definitions. (a) For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For purposes of this Agreement, Sumation Company Limited shall not be considered an affiliate.

“aware” or “awareness” means the same as “knowledge”.

A “Change of Control Transaction” means, with respect to the Company, a transaction with a party other than Parent, Sub or one of Parent’s subsidiaries involving (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction or a series of transactions, involving such party as a result of which either (A) the Company’s stockholders prior to such transaction or series of transactions in the aggregate cease to own at least 61% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, any person shall beneficially own, directly or indirectly, at least 50% of the voting securities of such ultimate parent entity or (B) the individuals comprising the Company’s board of directors prior to such transaction do not constitute a majority of the board of directors of the entity surviving or resulting from such transaction or of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of transactions or (iii) the acquisition, directly or indirectly, in a single transaction or a series of transactions, by a person of beneficial ownership of 40% or more of the outstanding shares of Company Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise.

A “Company Material Adverse Effect” shall mean any change, circumstance, event or effect that is materially adverse to the business, operations, assets, properties, liabilities,

financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than any change, circumstance, event or effect arising out of or resulting from: (i) conditions generally affecting the United States or United Kingdom economy or generally affecting one or more industries in which the Company and/or any of its subsidiaries operates, but only to the extent that the impact of such conditions on the Company and its subsidiaries, taken as a whole, is not disproportionate to the impact on other similarly situated companies in the same industries in which the Company and its subsidiaries conduct their business; (ii) any failure in and of itself by the Company to meet analysts’ published revenue or earnings predictions or any internal or disseminated projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (iii) changes in GAAP; (iv) changes after the date of this Agreement in Laws, rules or regulations of general applicability or (v) announcement, execution, delivery, performance, consummation or anticipation of the transactions contemplated by, or compliance with, this Agreement and the transactions contemplated hereby.

“knowledge” with respect to the Company and/or the Company Subsidiaries shall mean the actual knowledge of the individuals listed in Section 9.03(a) of the Company Disclosure Letter after reasonable inquiry consistent with such individual’s position or title.

A “material adverse effect” on a party means a material adverse effect on the business, assets, condition (financial or otherwise), financial condition, or results of operations of such party and its subsidiaries, taken as a whole.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. For purposes of this Agreement, Sumation Company Limited shall not be considered a subsidiary.

“Working Capital” means (i) the Company’s consolidated current assets (calculated as the sum of inventory, prepaid expenses and accounts receivable), less (ii) the Company’s consolidated current liabilities (calculated as the sum of accounts payable, accrued expenses (other than income taxes) and the current portion of long-term debt and leases).

(b) The following terms have the meanings in the sections set forth below:

Defined Term	Section Reference
affiliate	9.03(a)
Agreement	Preamble
Appraisal Shares	2.01(d)
aware or awareness	9.03(a)

Defined Term	Section Reference
CDT Ltd	3.12(a)
Certificates	2.02(b)
Certificate of Merger	1.03
Certifying Officers	3.06(d)
Change of Control Transaction	9.03(a)
Closing	1.02
Closing Date	1.02
Code	3.11(b)
Company	Preamble
Company Benefit Agreements	3.10
Company Benefit Plans	3.10
Company Board	3.04(b)
Company By-laws	3.01
Company Charter	3.01
Company Common Stock	Preamble
Company Disclosure Letter	Article III
Company Employee Stock Option	6.04(e)
Company Material Adverse Effect	9.03(a)
Company Owned Intellectual Property	3.21(x)
Company Preferred Stock	3.03
Company RSU	6.04(e)
Company SEC Documents	3.06(a)
Company Software Products	3.21(r)
Company Stock Plans	6.04(e)
Company Stockholder Approval	3.04(c)
Company Stockholders Meeting	6.01(b)
Company Subsidiaries	3.01
Company Takeover Proposal	5.02(d)
Confidentiality Agreement	6.02
Consent	3.05(b)
Contract	3.05(a)
Copyrights	3.21(x)

Defined Term	Section Reference
Cowen	3.17
D&O Insurance	6.06(a)
Debt Obligations	3.22(a)(vi)
DGCL	1.01
Disclosed Schemes	3.12(a)
EC Merger Regulation	3.05(b)
Effective Time	1.03
Environment	3.20(f)
Environmental Consent	3.20(f)
Environmental Laws	3.19(a) & 3.20(f)
Environmental Matters	3.20(f)
Exchange Act	3.05(b)
Exchange Fund	2.02(a)
Filed Company SEC Documents	3.06(c)
GAAP	3.06(b)
Governmental Entity	3.05(b)
Hazardous Substance	3.19(a)
HMRC	3.14(a)
HSR Act	3.05(b)
Indemnified Persons	6.06(a)
Intellectual Property	3.21(x)
Joint Developed Agreements	3.21(b)
Jointly Owned Intellectual Property	3.21(x)
Judgment	3.05(a)
knowledge	9.03(a)
LA Scheme	3.12(b)
Law	3.05(a)
Leased Real Property	3.24
Leases	3.24
Liens	3.02(a)
Limited License	3.21(t)
material adverse effect	9.03(a)

Defined Term	Section Reference
Material Contracts	3.22(a)
Maximum Premium	6.06(a)
Merger	Preamble
Merger Consideration	2.01(c)
NIC	3.14(a)
Outbound Intellectual Property Licenses	3.21(g)
Outbound Intellectual Property Sublicenses	3.21(h)
Outside Date	8.01(b)
Owned Intellectual Property	3.21(x)
Parent	Preamble
Parent Material Adverse Effect	4.01
Patent	3.21(x)
Paying Agent	2.02(a)
Pension Scheme	3.12(a)
Permitted Liens	3.21(x)
person	9.03(a)
Principal Company Stockholders	Preamble
Proxy Statement	3.05(b)
Relevant Substance	3.20(f)
Representatives	5.02(a)
Restraints	7.01(b)
SEC	3.05(b)
Section 262	2.01(d)
Securities Act	3.06(b)
Software	3.21(x)
Staff	3.13(a)
Sub	Preamble
subsidiary	9.03(a)
Superior Company Proposal	5.02(d)
Support Agreements	Preamble
Surviving Corporation	1.01
Tax or Taxes	3.09(h)

Defined Term	Section Reference
Tax Return	3.09(h)
Third Party Embedded Software	3.21(r)
Third Party Intellectual Property	3.21(x)
Third Party Intellectual Property Licenses	3.21(c)
Third Party Software Licenses	3.21(r)
Trademarks	3.21(x)
Transactions	3.04(a)
Transaction Agreements	Preamble
Transfer Taxes	6.09
UK Participants	3.14(a)
US Administrators	3.11(a)
Voting Company Debt	3.03
Warrants	2.03
Working Capital	9.03(a)

Section 9.04 Interpretation; Disclosure Letters. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates.

(b) For the purpose of analyzing whether any effect is “material” or constitutes a “material adverse effect” for any purpose under this Agreement, the analysis of materiality shall not be limited to a long-term perspective (and whether any effect is or might be short-term, temporary or cyclical in nature shall not be dispositive of its materiality).

(c) A reference to any US legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than the United States be treated as a reference to the relevant analogous term in that jurisdiction.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Sections 6.04, 6.05 and 6.06, are not intended to confer upon any person any rights or remedies other than the parties to this Agreement. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.

Section 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court, any Federal court located in the State of New York or the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court or, any Federal court located in the State of New York or the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any New York state court or, any Federal court sitting in the State of New York or the State of Delaware or any Delaware state court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

Section 9.11 Time Zone Convention. Any reference to any date in this Agreement, unless specified herein, shall be deemed to refer to Japan Time. For example, if any event takes place during the afternoon in New York, it shall be deemed to have taken place on the following day in Japan.

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

SUMITOMO CHEMICAL CO., LTD.

By:	/s/ K. Nakae
	Name:	Kiyohiko Nakae
	Title:	Managing Executive Officer

ROSY FUTURE, INC.

By:	/s/ T. Yoshino
	Name:	Toshiguki Yoshino
	Title:	CEO

MERGER AGREEMENT

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

By:	/s/ David Fyfe
	Name:	David Fyfe
	Title:	CEO & Chairman

MERGER AGREEMENT